Exhibit 10.4.1

APPENDIX C TO
ASENSUS SURGICAL, INC.
AMENDED AND RESTATED INCENTIVE COMPENSATION PLAN
FOR CANADIAN RESIDENT EMPLOYEES

This Appendix C to the Asensus Surgical, Inc. Amended and Restated Incentive Compensation Plan (the “Plan”) for Canadian Resident Employees (this “Appendix”) sets forth the modifications to Plan terms and procedures established by the Committee (in the case of a Committee, subject to the specific duties delegated by the Board to the Committee) pursuant to Section 10(k) of the Plan that apply to any Award granted to Participants who are (or who become) Canadian Resident Employees.

1.

This Appendix shall apply to all Participants who are Canadian Resident Employees. In the event that a Participant becomes a Canadian Resident Employee subsequent to the grant of an Award under the Plan, then, pursuant to Section 10(k) of the Plan, such Award shall immediately be amended in a manner consistent with this Appendix.

2.	In this Appendix, the following terms shall have the meanings set forth below:

“ITA” means the Income Tax Act (Canada) as it may be amended from time to time and all regulations, interpretations and administrative guidance issued thereunder.

“Canadian Resident Employee” means an Employee who is a resident in Canada for purposes of the ITA and any applicable income tax treaty or convention.

“Ontario Law” means the laws of the province of Ontario.

“72-503” means Ontario Securities Commission Rule 72-503 Distributions Outside Canada.

All other capitalized terms used, but not defined or redefined, in this Appendix will have the meanings ascribed to those terms in the Plan.

3.	Subsections 2(h), 2(n), 2(p) and 2(rr) of the Plan shall, for the purposes of this Appendix, be amended to read as follows:

“(h)       “Cause” with respect to any Participant, unless Ontario Law governs the employment of the Participant with the Company or a Subsidiary, has the meaning specified in an employment or other agreement with, for the performance of services to, the Company or a Subsidiary, or in the absence of any such agreement, “Cause” means (i) the failure by the Participant to perform, in a reasonable manner, his or her duties as assigned by the Company or a Subsidiary, (ii) any violation or breach by the Participant of his or her employment, consulting or other similar agreement with the Company or a Subsidiary, if any, (iii) any violation or breach by the Participant of any non-competition, non-solicitation, non-disclosure and/or other similar agreement with the Company or a Subsidiary, (iv) any act by the Participant of dishonesty or bad faith with respect to the Company or a Subsidiary, (v) use of alcohol, drugs or other similar substances in a manner that adversely affects the Participant’s work performance, or (vi) the commission by the Participant of any act, misdemeanor, or crime reflecting unfavorably upon the Participant or the Company or any Subsidiary. If Ontario Law governs the employment of the Participant with the Company or a Subsidiary, “Cause” shall mean, with respect to the Participant’s employment, the Participant is guilty of wilful misconduct, disobedience or wilful neglect of duty that is not trivial and has not been condoned by the Company and/or its Subsidiary. The good faith determination by the Committee of whether the Participant’s Continuous Service was terminated by the Company for “Cause” shall be final and binding for all purposes hereunder.

(n)         “Continuous Service” means the uninterrupted provision of services to the Company or any Subsidiary in any capacity of Employee, Director, Consultant or other service provider. Continuous Service shall not be considered to be interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Subsidiaries, or any successor entities, in any capacity of Employee, Director, Consultant or other service provider, or (iii) any change in status as long as the individual remains in the service of the Company or a Subsidiary in any capacity of Employee, Director, Consultant or other service provider (except as otherwise provided in the Award Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave. For absolute clarity, Continuous Service ends on the Termination of Employment of an Employee of the Company or a Subsidiary.

(p)         “Disability” means a permanent and total disability (within the meaning of Section 22(e) of the Code or, if Ontario Law applies, pursuant to applicable Ontario Law), as determined by a medical doctor satisfactory to the Committee.

(rr)         “Termination of Employment” means, with respect to any Employee and unless Ontario Law governs the employment of the Employee with the Company or a Subsidiary, the Employee’s ceasing to be an Employee; provided, however, that for Incentive Stock Option purposes, Termination of Employment will occur when the Participant ceases to be an employee (as determined in accordance with Code Section 3401(c) and the regulations promulgated thereunder) of the Company or one of its Subsidiaries; and provided further that for any Award subject to Section 409A, Termination of Employment means a separation from service within the meaning of Section 409A. If Ontario law governs the employment of the Employee with the Company or a Subsidiary, “Termination of Employment” shall occur on the earliest of, as applicable, the date the Employee’s employment is terminated for Cause, the end of the applicable minimum notice period required by the Employment Standards Act, 2000 in the event the Employee’s employment is terminated without Cause, the date the Employee delivers notice of resignation or retirement, the Employee’s death, or on the frustration of the Employee’s employment with the Company or a Subsidiary including but not limited to as a result of a Participant’s Disability. No period of common law notice (if applicable) or any other notice shall apply or be considered in respect of determining the Termination of Employment date for the purposes of the Plan. The Committee shall determine whether any corporate transaction, such as a sale or spin-off of a division or business unit, or a joint venture, shall be deemed to result in a Termination of Employment.”

4.	Subsection 6(b)(ii) of the Plan shall be amended by replacing it in its entirety with the following:

“(ii)         Vesting Period, Performance Goals and Time and Method of Exercise. Options granted under the Plan shall vest and be exercisable at such time, subject to achievement of designated Performance Goals, if any, and/or in such installments during the period prior to the expiration of the Option’s term as determined by the Committee and set forth in the Award Agreement. The minimum vesting schedule for Options shall be six months after the date of grant. The Committee shall determine the methods by which the exercise price may be paid or deemed to be paid and the methods by or forms in which Shares will be delivered to Participants; provided that the exercise price may not be paid or deemed to be paid with Shares (including the withholding of Shares otherwise deliverable pursuant to an Award).”

5.	Subsection 6(b)(v) of the Plan shall be amended to delete the provision in its entirety.

6.	Section 7(c) of the Plan shall be amended to include at the end of the provision the following:

“Shares are subject to certain restrictions on resale imposed by Canadian provincial securities laws. Notwithstanding any other provision of the Plan, any transfer or resale of any Shares acquired by the Participant pursuant to the Plan must be in accordance with the resale rules under applicable Canadian provincial securities laws, including 72-503, if he / she is a resident in the Province of Ontario. In Ontario, the prospectus requirement does not apply to the first trade of Shares issued in connection with the exercise of the Awards, provided the conditions set forth in section 2.8 of 72-503 are satisfied. The Shares acquired under the Plan may not be transferred or sold in Canada or to a Canadian resident other than in accordance with applicable provincial or territorial securities laws. The Participant is advised to consult his / her legal advisor prior to any resale of Shares.”

7.	Section 7(d) of the Plan shall be amended by replacing it in its entirety with the following:

“(d)         Code Section 409A. Shares shall not be issued pursuant to the exercise of an Award unless the issuance and delivery of such Shares shall comply with applicable laws, including but not limited to any applicable Ontario Law, and shall be further subject to the approval of counsel for the Company with respect to such compliance. Without limiting the foregoing, the Plan is intended to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Committee shall make a good faith effort to interpret and administer the Plan in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable laws require otherwise. For purposes of Section 409A of the Code, each installment payment provided under this Plan shall be treated as a separate payment. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, and save as required by applicable law, including but not limited to any applicable Ontario Law (a) amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Participant’s termination of Continuous Service shall instead be paid on the first payroll date after the six-month anniversary of the Participant’s separation from service (or the Participant’s death, if earlier), and (b) amounts payable upon the termination of a Participant’s Continuous Service shall only be payable if such termination constitutes a “separation from service” within the meaning of Section 409A of the Code. Notwithstanding the foregoing, neither the Company, any Subsidiary nor the Committee shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Participant under Section 409A of the Code and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty.”

8.	Subsection 8(a) of the Plan shall be amended by replacing it in its entirety with the following:

“(i)         Options. Unless Ontario Law governs the Participant’s employment with the Company or a Subsidiary, all outstanding vested and exercisable Options granted to such Participant shall remain exercisable for 90 days after Termination of Employment; provided, that the Option will expire at the expiration of the stated term if earlier. If Ontario Law governs the Participant’s employment with the Company or a Subsidiary, all outstanding vested and exercisable Options granted to such Participant shall remain exercisable until the earlier of the expiry of the stated term or 90 days after:

(a) the Participant is provided notice of Termination of Employment without Cause (if applicable); or otherwise

(b) a Termination of Employment for reasons other than a Termination of Employment (i) for Cause, (ii) as a result of the delivery of a notice of resignation or retirement by the Participant, (iii) as a result of a Participant’s Disability, or (iv) on the Participant’s death.

(ii)         Other Awards. All outstanding and unvested Awards other than Options shall be forfeited on Termination of Employment.”

9.	Subsection 10(a) of the Plan shall be amended by adding “, provincial” after the word “federal” in the first sentence.

10.	Subsection 10(d) of the Plan shall be amended by adding the following at the end of the provision:

“The Company and any Subsidiary shall have the power and the right to require a Participant to remit to the Company or any Subsidiary, any amount necessary to satisfy federal, provincial, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan.”

11.	Subsection 10(e) of the Plan shall be amended by adding the following sentence after the first sentence:

“No amendment, alteration, suspension, discontinuance or termination of the Plan shall constitute constructive termination of the Participant’s employment by the Company or a Subsidiary, whether under the Plan, statute, contract or common law.”

12.	Subsection 10(j) of the Plan shall be amended to add the following at the end of the last sentence:

“, save and except and only to the extent required by, applicable Ontario Law.”

*     *     *